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                                  EXHIBIT 23.3

                         INDEPENDENT AUDITOR'S CONSENT




We consent to the incorporation by reference in Amendment No. 3 to the Form S-3 Registration Statement of Topro, Inc. of our report dated June 1, 1995 relating to the consolidated balance sheets of Advanced Control Technology, Inc. and Subsidiary as of March 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended which appear in the Form 8-K Current Report dated February 21, 1996, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.



/s/ MOSS ADAMS LLP
MOSS ADAMS LLP

Eugene, Oregon

February 28, 1997